UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2011

First Horizon National Corporation

(Exact Name of Registrant as Specified in its Charter)

TN	001-15185	62-0803242
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

165 Madison Avenue Memphis, TN	38103
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (901) 523-4444

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

             On August 11, 2011, First Horizon National Corporation (“First Horizon”) closed the sale of a subsidiary, First Horizon Msaver, Inc. (“Msaver”). Msaver’s primary business is the provision of administrative services for health savings accounts. Approximately $170 million of deposits associated with MSaver’s business currently are held by First Horizon’s banking subsidiary and are expected to be transferred to another depositary in due course as a result of the transaction.

In the third quarter of 2011, First Horizon expects to recognize a pre-tax gain from the Msaver transaction of approximately $9 million. In prior reports relating to earlier periods, the Msaver business assets, obligations, and results were reported in First Horizon’s Regional Banking segment. In future reports, Msaver will be reported in the Non-Strategic segment and will be presented as discontinued operations; all prior periods shown in future reports will be conformed to the new presentation.

This report contains forward-looking statements. Forward-looking statements involve significant risks and uncertainties. In this report those statements are denoted by the use of “estimate,” “expect,” “approximately,” “will,” “should,” and words of similar import. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, customer and investor responses to these conditions, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, natural disasters, and items already mentioned in this report, as well as critical accounting estimates and other factors described in FHN’s recent filings with the SEC. Except as required by SEC rules pertaining to FHN’s duty to file or furnish information in reports on Forms 8-K, 10-Q, or 10-K, FHN disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Horizon National Corporation (Registrant)

Date: August 15, 2011	By:	/s/ Clyde A. Billings, Jr.
Senior Vice President, Assistant General Counsel, and Corporate Secretary